Exhibit 10.1

Summary of Directors’ Compensation

NewMarket Corporation (the “Company”) pays each of its non-employee directors (a) $1,500 for attendance at each meeting of the Company’s Board of Directors (the “Board of Directors”) and (b) $1,500 for attendance at each meeting of a committee of the Board of Directors of which he or she is a member. In addition, effective October 1, 2011, the Company pays the following quarterly fees for non-employee committee membership:

• Audit Committee Member	$1,250

• Audit Committee Chairman	$3,750

• Compensation Committee Chairman	$1,875

• Nominating Committee Chairman	$1,250

Also, effective October 1, 2011, the Company pays each of its non-employee directors a quarterly fee of $10,000. The Company does not pay employee members of the Board of Directors separately for their service on the Board of Directors or its committees.

Effective on October 1, 2011, the Board of Directors approved a $43,750 quarterly fee payable to Bruce C. Gottwald for serving as Chairman of the Board of Directors and Chairman of the Executive Committee.

Any director who was elected to the Board of Directors on or before February 23, 1995 and who retires from the Board of Directors after age 60 with at least five years’ service on the Board of Directors will receive $12,000 per year for life, payable in quarterly installments. The service requirement for this benefit may be waived under certain circumstances. Any director retiring under other circumstances will receive $12,000 per year, payable in quarterly installments, commencing no earlier than age 60, for a period not to exceed his or her years of service on the Board of Directors. The payment period limitation on this benefit may be waived in certain circumstances. Such retirement payments to former directors may be discontinued under certain circumstances.

Under the 2004 Incentive Compensation and Stock Plan (“the Plan”), each non-employee director is awarded on each July 1 that number of whole shares of the Company’s common stock that, when multiplied by the closing price of the Company’s common stock on the immediately preceding business day, as reported in The Wall Street Journal, equal as nearly as possible but do not exceed $30,000. The shares of the Company’s common stock awarded under the Plan are nonforfeitable and the recipient directors immediately and fully vest in shares of the Company’s common stock issued under the Plan. Subject only to such limitations on transfer as may be specified by applicable securities laws, directors may sell their shares under the Plan at any time.